Exhibit 99.1

DANAHER CORPORATION

2099 PENNSYLVANIA AVENUE, N.W.

12TH FLOOR

WASHINGTON, D.C. 20006

TELEPHONE (202)-828-0850 FAX (202)-828-0860

FOR IMMEDIATE RELEASE	CONTACT: Patrick Allender
Chief Financial Officer
(202) 828-0850

DANAHER CORPORATION ANNOUNCES RECORD

FIRST QUARTER RESULTS

WASHINGTON, D.C., April 17, 2003 — Danaher Corporation (NYSE:DHR) announced today that net earnings for its first quarter ended March 28, 2003 were $103.1 million, 25% higher than its 2002 first quarter net earnings, before the effect of a change in accounting principle, of $82.7 million. Diluted earnings per share for the 2003 first quarter were $0.65, an 18% increase over the comparable $0.55 for the 2002 first quarter. The net loss for the 2002 first quarter, after the effect of the accounting change, was $91.0 million, or $0.58 per diluted share. Sales for the 2003 first quarter were $1,196.2 million, 19% higher than the $1,004.2 million reported for the 2002 first quarter.

H. Lawrence Culp, Jr., President and Chief Executive Officer, stated, “We are pleased to report record first quarter 2003 earnings. Record sales were driven by acquisition growth of 15% and core volume growth of 1%. Currency gains added approximately 3% to sales. Organic growth in our Process/Environmental Controls segment, in particular in our Motion business, offset the expected decline in the Tools and Components segment. Our operating cash flow of $214 million was more than twice net income. We are pleased with our performance through this period of uncertainty but we remain cautious regarding the economic challenges that persist. Nevertheless, we remain confident in our ability to deliver positive results for the balance of the year. “

Danaher Corporation is a leading manufacturer of Process/Environmental Controls and Tools and Components. (www.danaher.com)

Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties. These include risks and uncertainties relating to customer and supplier relationships and prices, competition, market demand, litigation and other contingent liabilities, the integration and operation of acquired businesses, and economic, political, governmental and technological factors affecting the Company’s operations, markets, products, services and prices, among others, as set forth in the Company’s SEC filings.

DANAHER CORPORATION

Results of Operations

(thousands, except per share amounts)

(unaudited)

	Three Months Ended
	March 28, 2003	March 29, 2002
Sales	$1,196,215	$1,004,207

Operating costs and expenses:
Cost of sales	728,816	628,184
Selling, general and administrative expenses	301,181	238,802
Gain on sale of real estate	(775)	—

Total operating expenses	1,029,222	866,986

Operating profit	166,993	137,221
Interest expense, net	11,916	10,908

Earnings before income taxes and effect of accounting change	155,077	126,313
Income taxes	51,951	43,578

Net earnings, before effect of accounting change	103,126	82,735
Effect of accounting change, net of tax	—	(173,750)

Net earnings (loss)	$103,126	$(91,015)

Basic earnings (loss) per share:
Net earnings before effect of accounting change	$.67	$.57
Less: Effect of accounting change	—	(1.20)

Net earnings (loss)	$.67	$(.63)

Diluted net earnings (loss) per share:
Net earnings before effect of accounting change	$.65	$.55
Less: Effect of accounting change	—	(1.13)

Net earnings (loss)	$.65	$(.58)

Average common stock and common equivalent shares outstanding
Basic	152,877	145,173
Diluted	160,667	153,942

A complete copy of Danaher’s Form 10-Q financial statements is available on the Company’s web site (www.danaher.com).

# # #

2